As filed with the Securities and Exchange Commission on August 24, 2026

Registration No. 333- 266312

Registration No. 333- 289474

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION NO. 333-266312

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION NO. 333-289474

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

G. WILLI-FOOD INTERNATIONAL LTD.
(Exact name of registrant as specified in its charter)

Israel (State or other jurisdiction of incorporation or organization)	Not Applicable (I.R.S. Employer Identification No.)

4 Nahal Harif St.

Yavne, 81106 Israel

(Address of Principal Executive Offices) (Zip Code)

G. Willi-Food International Ltd. 2022 Share Option Plan
(Full title of the plan)

 Puglisi and Associates

850 Library Avenue Suite 204

 Newark, Delaware 19711

(302) 738-6680

 (Name and address of agent for service)

(Telephone number, including area code, of agent for service)

Copy to:
Perry Wildes, Adv.
Goldfarb Gross Seligman & Co.
One Azrieli Center
Tel Aviv 6701101, Israel

+972-3-607-4444

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company.  See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company," and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer ☐ Non-Accelerated Filer ☐	Accelerated Filer ☒ Smaller reporting company ☐ Emerging growth company ☐

DEREGISTRATION OF UNSOLD SECURITIES

G. Willi-Food International Ltd., an Israeli company (the “Registrant”), is filing this Post-Effective Amendment to its Registration Statements on Form S-8 to deregister all securities of the Registrant, including ordinary shares, par value NIS 0.10 per share (“Ordinary Shares”), remaining unsold or otherwise unissued under the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) filed by the Registrant with the U.S. Securities and Exchange Commission (the “Commission”):

•

Registration Statement on Form S-8 (No. 333-266312), which was filed with the Commission on July 25, 2022 pertaining to the registration of 300,000 Ordinary Shares issuable under the Registrant’s 2022 Share Option Plan; and

•	Registration Statement on Form S-8 (No. 333-289474), which was filed with the Commission on August 11, 2025, pertaining to the registration of 400,000 Ordinary Shares issuable under the Registrant’s 2022 Share Option Plan

In connection with the anticipated filing by the Company of a Form 15F to terminate its duty to file reports under the Securities Exchange Act of 1934, as amended, and in accordance with an undertaking made by the Company in the Registration Statements to remove from registration, with respect to the Ordinary Shares by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Company hereby removes from registration any and all of the securities of the Company registered but unsold under the Registration Statements as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Yavneh, Israel, on August 24, 2026.

G. WILLI-FOOD INTERNATIONAL LTD. By: /s/ Joseph Williger Name: Joseph Williger Title: Chief Executive Officer

AUTHORIZED REPRESENTATIVE

         Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, as amended, the Authorized Representative has duly caused this Registration Statement to be signed on its behalf by the undersigned, solely in its capacity as the duly authorized representative of the Registrant in the United States, in the City of Newark, Delaware, on this 24th day of August, 2026.

PUGLISI & ASSOCIATES (Authorized U.S. Representative) By: /s/ Donald J. Puglisi Name: Donald Puglisi Title: Managing Director

No other person is required to sign these Post-Effective Amendments to the Registration Statements in reliance on Rule 478 of the Securities Act of 1933, as amended.